UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

Catcha Investment Corp

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On February 13, 2024, Catcha Investment Corp (the “Company”) determined to postpone the Company’s extraordinary general meeting of its shareholders (the “Special Meeting”) from the previously scheduled date of Wednesday, February 14, 2024.

The Special Meeting will now be held on Friday, February 16, 2024, at 9:00 a.m. Eastern Time. There is no change to the location, the record date, the purpose or any of the proposals to be acted upon at the Special Meeting. The live webcast for the Special Meeting will be available by visiting https://www.cstproxy.com/chaa/ext2024.

Holders of the Company’s Class A ordinary shares are entitled to request that the Company redeem all or a portion of their shares for cash in connection with the Special Meeting until 5:00 p.m., Eastern Time, on Wednesday, February 14, 2024 (two business days prior to the Special Meeting).

The Company has waived its right under its amended and restated memorandum and articles of association to withdraw up to $100,000 of the interest earned on the funds held in the Company’s trust account established in connection with the Company’s initial public offering (the “Trust Account”) to pay dissolution expenses in the event of the liquidation of the Trust Account.

If the proposals presented at the Special Meeting are approved by the Company’s shareholders so that the Company has more time to complete the proposed business combination, Catcha Holdings LLC (the “Sponsor”), or one or more of its affiliates, members or third-party designees (the “Lender”), will deposit into the Trust Account for each month that the Company’s board of directors elects to extend the date by which the Company must consummate the proposed business combination from February 17, 2024 to March 17, 2024, April 17, 2024 or May 17, 2024 (such applicable date, the “Extended Termination Date”), $0.03 for each then-outstanding ordinary share issued in the Company’s initial public offering that is not redeemed, in exchange for one or more non-interest bearing, unsecured promissory notes issued by the Company to the Lender. If the Company completes the proposed business combination, it will repay the amounts loaned under the promissory notes or convert a portion or all of the amounts loaned under such promissory notes into warrants at a price of $1.50 per warrant, which warrants will be identical to the private placement warrants issued to the Sponsor at the time of the Company’s initial public offering. If the Company does not complete the proposed business combination by the final applicable Extended Termination Date, such promissory notes will be repaid only from funds held outside of the Trust Account.